Exhibit 10.41

Title:	Executive Incentive Plan (2007)
Effective Date:	October 30, 2006

Document Owner:	Human Resources Compensation

Approvals:	Jan Collinson
Senior Vice President — HR/FAC

Chi-Foon Chan
President and COO

Aart de Geus
Chairman and CEO

Date	Author	Revision History

March 15, 2005	J. Cleveland	2005 Initial Plan
March 20, 2006	J. Collinson	2006 Plan Updates
October 30, 2006	S. Watanabe	2007 Plan Updates
April 27, 2007	J. Liedtke	Amendment to eligibility rules

PLAN OBJECTIVES:

This Synopsys Executive Incentive Plan (“EIP” or the “Plan”) provides members of the Company’s senior management the potential to earn variable compensation linked directly to individual contribution toward:

1.               Driving the strategic direction of the Company.

2.               Driving attainment of revenue and expense targets.

3.               Reinforcing a culture of accountability and performance excellence.

ELIGIBILITY:

Subject to pool funding as described below, an employee is eligible to receive an EIP award if he or she is:

•                  a Corporate Staff Member and Section 16(b) officer

•                  grade 125 or above

•                  a regular employee scheduled to work at least 20 hours per week

•                  employed by Synopsys as of the first working work day of the fourth quarter of the fiscal year

•                  actively employed through the day the incentive checks are distributed (or on an approved leave of absence)

and

•                  does not participate in a commission or other incentive plan (including, but not limited to Sales, Applications Consultants, or incentive plans relating to an acquisition)

•                  has completed and delivered performance reviews for all direct reports eligible to receive reviews by August 3, 2007, unless an exception to this requirement is recommended by the SVP, Human Resources and Facilities and approved by the Chairman of the Compensation Committee.

INCENTIVE TARGET:

The individual incentive target is stated as a percentage of annual base salary as determined by the Compensation Committee of the Board of Directors.  Stock-based and other variable compensation are not included in the target calculation.

INDIVIDUAL BONUS AWARDS:

Individual bonus awards are determined by the executive’s management and the Compensation Committee of the Board of Directors.  Criteria taken into consideration include corporate, business group and individual performance.

PAYMENT SCHEDULE:

Actual incentive bonuses are paid on an annual basis approximately 45-60 days from the end of the fiscal year.

INCENTIVE POOL FUNDING:

Under this Plan the incentive pool available for distribution will fund in relation to attainment of the Company’s financial and business objectives for the fiscal year.  Plan targets and their relative weighting are as follows:

2007 Revenue 15%

2007 Ops Margin Target 25%

2008 Deferred Revenue 25%

2007 Accepted Orders 15%

2007 Growth Initiatives 20%

The Company must achieve at least 90% in aggregate of its financial and business targets to fund a minimum of 50% of the target bonus amount. In addition, for any overachievement to be funded, the company must meet a minimum threshold for fiscal year EPS performance.  The upside payment potential, if funded, is 150% of the targeted incentive pool and the Company has the option to fund the overachievement pool with either cash or Restricted Stock Units (RSU’s).  The detailed Pool Funding Schedule is attached hereto as Exhibit A.

PRODUCT BUSINESS GROUP PERFORMANCE:

For executives leading either product or field business groups, 75% of incentive pool funds are based upon the Company’s overall performance and 25% based upon the business group performance.  For all other participants, the incentive pool will fund 100% based upon the Company’s aggregate achievement of its financial and business targets.

Product Business Group Performance (25%):

2007 BG Revenue  60%

2007 BG Expenses  40%

OR

Field Business Group Performance (25%):

2007 Bookings  80%

2007 BG Expenses  20%

IMPORTANT NOTES ABOUT THE PLAN:  This Plan supersedes and replaces all prior executive incentive plans with the exception of the Operating Incentive Plan.  The Company reserves the right to terminate and or make changes to the Plan at any time, with or without notice.  The Company may likewise terminate an individual’s participation in the Plan at any time, with or without notice.  Nothing in this Plan shall be construed to be a guarantee that any participant will receive all or part of an incentive award or to imply a contract between the Company and any participant.   The Compensation Committee of the Board of Directors may alter the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.  Eligibility for and determination of incentive awards under the Plan are within the sole discretion of the Company and its Board of Directors, and prior to actual distribution, incentive awards may be increased, reduced or eliminated.

Approvals:

/s/ JAN COLLINSON	May 30, 2007
Jan Collinson	Date
Senior Vice President — Human Resources

/s/ CHI-FOON CHAN	June 1, 2007
Chi-Foon Chan	Date
President and COO

/s/ AART DE GEUS	June 1, 2007
Aart de Geus	Date
Chairman and CEO

Executive Incentive Plan (2007)

Exhibit A — Pool Funding Schedule

Corporate or Business Group Pool Funding Schedule
% Performance to Plan	Performance Factor %
Below 90%	0.0%
90%	50.0%
91%	55.0%
93%	65.0%
95%	75.0%
97%	85.0%
99%	95.0%
100%	100.0%
101%	106.0%
103%	118.0%
105%	129.4%
107%	140.4%
109%	147.4%
111%	152.9%
113%	156.9%
115%	160.9%
117%	164.9%
119%	168.9%
121%	172.9%
123%	176.9%
125%	180.9%
Over 125%	180.9%